Exhibit 99.1

KNIGHT TRADING GROUP PLANS TO ANNOUNCE

GREATER-THAN-PROJECTED THIRD QUARTER EARNINGS

JERSEY CITY, New Jersey (October 6, 2003) – Knight Trading Group, Inc. (Nasdaq: NITE) today announced that it expects to report GAAP earnings per diluted share in the range of $0.16 to $0.21 for the third quarter ended September 30, 2003.

“Knight’s stronger-than-expected results for the third quarter reflect both the improving market volumes and the progress we are making in all parts of our business,” said Thomas M. Joyce, Chief Executive Officer and President of Knight Trading Group. “In particular, we are pleased with the evolution of our institutional business. Increasingly, institutions are recognizing Knight’s strength as a trade execution-only provider with a vast pool of liquidity. Knight’s clients have been receptive to our efforts to focus the business around them, including the ongoing extension of our products and services to create one of the most comprehensive offerings available in the marketplace.”

Knight will release its official third quarter results on Wednesday, October 22, 2003 at 6:00 a.m. Eastern Time (EDT). The company will conduct its third quarter earnings conference call for analysts, investors and the media at 9:00 a.m. (EDT) that same day. The conference call will be Webcast live at 9:00 a.m. (EDT) for all investors and interested parties on Knight’s Web site (www.knighttradinggroup.com).

On Monday, November 10, 2003, Knight will provide a live Webcast of its semi-annual Meeting for Analysts and Institutional Investors. Interested parties can access this event through the company’s Web site at www.knighttradinggroup.com.

Knight is focused on meeting the needs of institutional and broker-dealer clients by providing comprehensive trade execution services in cash equities and options. A leading execution specialist, Knight offers capital commitment and access to a deep pool of liquidity across the depth and breadth of the market as it strives to provide superior client service. Knight also maintains a $1 billion asset management business for institutions and high net worth individuals. More information about Knight can be obtained at www.knighttradinggroup.com.

Certain statements contained herein constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on current expectations, estimates and projections about the Company’s industry, management’s beliefs and certain assumptions made by management. Readers are cautioned that any such forward-looking statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. Since such statements involve risks and uncertainties, the actual results and performance of the Company may turn out to be materially different from the results expressed or implied by such forward-looking statements. Given these uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements. Unless otherwise required by law, the Company also disclaims any obligation to update its view of any such risks or uncertainties or to announce publicly the result of any revisions to the forward-looking statements made herein; however, readers should carefully review reports or documents the Company files from time to time with the Securities and Exchange Commission.